Exhibit 10.22

Permanent Employment Contract

Between

Seaquist Perfect Dispensing SAS,
Registered Office: 11C quai Conti, Louveciennes (78430), France.
Company registration number: 510783500033L
Represented by François Boutan, acting as “Président",

and

Mr. Jacques Blanié,
Address: 9 chemin de la Coulette, L’Etang-le-Ville (78620), France.
Social security number: 1 46 11 47 001 004 61,
French nationality

The parties hereto agree as follows:

Article 1 – General Context

The company Seaquist Perfect Dispensing SAS is a member of the AptarGroup group.

Jacques BLANIE has been employed by the subsidiaries and affiliates of the AptarGroup since July 1st, 1973.

On July 1st, 1986, he was appointed as “Geschäftsführer” of Seaquist Perfect Dispensing GmbH in Germany.

Jacques BLANIE also managed the sub-division “Seaquist Perfect Dispensing France” which was created in 1996 as part of the French company VALOIS. He received by way of compensation for this responsibility a subsidiary salary paid directly by VALOIS. The Seaquist Perfect Dispensing France sub-division had grown significantly since then, and in 2002, it was transformed into a full and separate legal entity, known as SEAQUIST PERFECT DISPENSING SAS.

Consequent to this reorganization and to the fact that this activity had become predominant in Jacques Blanié’s career, it was decided that the new French company, SEAQUIST PERFECT DISPENSING SAS, would be Jacques Blanié’s main Employer as from January 1st, 2003, and that the German function of "Geschäftsführer” of Seaquist Perfect Dispensing GmbH would become a subsidiary employment.

Article 2 – Collective Bargaining Agreement

This contract is governed by the French Collective Bargaining Agreement of the Plastic Industry and by the internal rules of SEAQUIST PERFECT DISPENSING SAS.

Given that SEAQUIST PERFECT DISPENSING SAS is a subsidiary of AptarGroup, Inc., and the nature of Mr. Blanié’s functions, this contract shall also be bound by rules and policies directly issued by AptarGroup, Inc. in respect of executives of the group.

Article 3 – Functions

Jacques Blanié holds the position of Directeur Délégué of SEAQUIST PERFECT DISPENSING SAS.

Jacques Blanié reports to the Company’s “Président”. Moreover, given that the AptarGroup is organized into several divisions, and given that SEAQUIST PERFECT DISPENSING SAS is related to the SeaquistPerfect Division, Mr Jacques Blanié shall also report, for operational purposes, to Mr. Patrick Doherty, who is President of the aforementioned division.

Mr. Jacques Blanié’s functions may evolve according to the organization and the activities of the SeaquistPerfect division, and according to those of the AptarGroup in general.

Mr. Jacques Blanié’s is classified as executive, “VII C, 880” of the French Collective Bargaining Agreement of the Plastic Industry

Article 4 – Term of Contract – Period of Notice

This contract shall remain in full force and effect for an unlimited period. It is effective as of January 1, 2003.

Each party has the right to terminate this contract according to the conditions in this respect provided for by the law and subject, except in the event of gross misconduct, to the legal and conventional provisions in respect of notification of dismissal or resignation.

Article 5 – Compensation

Jacques Blanié will receive a base gross annual salary equal to €120,000 (One Hundred and Twenty Thousand Euros), settled in 12 (twelve) equal monthly payments, in addition to which, he is entitled to the usual AptarGroup annual bonus for executives.

Article 6 – Seniority

Jacques Blanié was hired on July 1, 1973. His seniority within the AptarGroup shall be taken into account as far as rights and obligations are concerned.

Article 7 – Place of Work

Jacques Blanié’s main place of work is the Company’s registered office.

Depending on the needs of the position he holds, Jacques Blanié may undertake business trips and temporary missions, either in France or abroad; such business trips shall not bring about any change of place of residence or any additional compensation, but will be subject to reimbursement of professional expenses on presentation of the corresponding receipts.

Moreover, it is obvious that for reasons relating to the organization and the smooth functioning of the Company, Jacques Blanié’s main place of work could be transferred in France, in case a new establishment is set up or in case the main place of business of SEAQUIST PERFECT DISPENSING SAS is transferred. Such transfer shall comply with the AptarGroup’s relocating policy.

Given the level of initiative that is required by the position that Jacques Blanié holds, the latter should devote all the time that is necessary in this respect.

Article 8 – Vacation

Jacques Blanié benefits from the same rights in respect of paid vacation as what is common to all employees of the Company. If these rights differ from those in Seaquist Perfect Dispensing GmbH, the most favorable will apply.

Article 9 – Terms and Conditions

Jacques Blanié shall strictly and absolutely refrain from disclosing any information or confidential material he might obtain in the course of his function, regardless of their nature or origin. This obligation shall survive and continue in full force and effect despite termination and regardless of the reason of its termination.

Jacques Blanié is also bound by the various AptarGroup policies that affect the category of executives he belongs to, such as, and without limitation, the “Conflict of Interest Policy” and “Insider Trader Policy”.

Finally, Jacques Blanié shall inform the Company, without delay, of any change that might occur in respect of his civil status, family situation, address, military status, etc...

Article 10 – Intellectual Property

During the term of the present contract, Jacques Blanié hereby agrees and acknowledges, without reservation or exception, and without any additional compensation other than what is provided for in this contract:

•	To inform the Company of all inventions, improvements or plans carried out by himself;

•	To vest in the Company or in any company within AptarGroup requesting it, the exclusive ownership in France or abroad of such inventions, improvements or plans;

•	To fill in for that purpose all formalities and procedures necessary to allow the Company to be the legitimate owner of the abovementioned inventions, improvements, plans etc...

Furthermore Jacques Blanié shall waive to the Company or to any company within AptarGroup requesting it, all title and rights, he may have in France or abroad, to an invention made with a third party and within the scope materials, machines or products manufactured and sold by AptarGroup.

In return for such transfer and waiver of ownership, SEAQUIST PERFECT DISPENSING SAS shall, any time it deems it fair and possible, have the name of Jacques Blanié figure in the summary of the patent that will be filed by the said company to protect Jacques Blanié’s invention.

Furthermore, both parties will discuss in equity the possibility of compensation, the amount and the form of which will be, in any case, appraised by the said company.

Article 11 – Non Competition

11.1	Because of SEAQUIST PERFECT DISPENSING SAS’ need to protect all its techniques, methods, processes, know-how and other information that may be conveyed to

Jacques Blanié and that contribute to the efficiency of its business, Jacques Blanié, given the nature of his responsibilities, shall refrain from:

•	Working, either directly or indirectly, in any form whatsoever or through any intermediary, for the benefit of private individuals or corporate entities or any other organisation having a Competing or Similar Activity.

•	Acquiring an interest, whether directly, indirectly or through any intermediary, in any form whatsoever (e.g. creating a business, acquiring a stake) in any private individual or corporate entity or any other organisation having a Competing or Similar Activity.

“Competing or Similar Activity” shall be understood as anything with a direct or indirect relation to the activity of the Company, i.e. realization and production of dispensing systems for the packaging industry.

•	Soliciting or having anybody solicit, whether directly of indirectly, in the framework of an activity outside the Company or the AptarGroup, the services of the Company’s employees, whether full-time or part-time.

11.2	This non-competition obligation shall apply to the entire territory of the European Union in its 2004 boundaries.

The geographic scope of this clause shall apply both to the location of the domicile or registered office of the above-mentioned private individual or corporate entity having a Competing or Similar Activity and to the pursuit of the Competing or Similar Activity as such.

11.3	The present clause shall apply for a period of 2 (two) years commencing on the date of the effective termination of the present contract, whether or not Jacques Blanié works for the duration of his period of notice and regardless of the reason for the termination of the present contract.

11.4	In consideration for this non-competition obligation, Jacques Blanié shall receive, except in the event of gross misconduct, a fixed amount for special compensation equal to 50% (fifty percent) of the average monthly salary received by him during his last 3 (three) months’ presence in the Company. This compensation shall be paid as from the effective end of his activity.

11.5	In the event Jacques Blanié does not comply with the present clause, the Company shall be released from its obligation to pay financial compensation.

Furthermore, Jacques Blanié shall automatically owe a sum corresponding to 2 (two) years’ salary based on the average monthly salary received by him during the last 3 (three) months’ presence in the Company. Such sum shall be paid to the Company for each infringement observed, without formal notice to end the competing activity being necessary.

The payment of such sum does not exclude any right that the Company reserves to sue Jacques Blanié for compensation for the harm actually caused and to take out an injunction to ensure that he ends the Competing or Similar Activity.

11.6	However, the Company reserves the option of releasing Jacques Blanié from the non-competition obligation.

In this case, the Company shall inform Jacques Blanié accordingly by registered letter, return receipt requested, within one month of notification of the termination of his employment contract.

The Company shall then be released from its obligation to pay the financial compensation provided for in paragraph 4 above.

Article 12 – Miscellaneous

12.1	The cancellation of any one of the provisions of this contract shall not terminate the contract as long as the litigious clause is not considered by both parties as essential and determining to the agreement herein, and the cancellation does not challenge the general balance of the contract. In the event of cancellation of any of the provisions herein, the parties shall, in any case, endeavor to negotiate in good faith the drawing up of an economically equivalent clause.

12.2	The failure of either party to enforce at any time any provision of this contract shall not be construed as a waiver of such provision.

12.3	Any waiver by a party of any of its rights, or any change of any provision of this contract, shall not come into force except in writing, and if duly signed by both parties.

12.4	Any dispute, controversy or claim arising out of or in connection with this contract, or the breach, termination or invalidity hereof, that the parties are unable to resolve between themselves, shall be submitted to the French Conciliation Board (“Conseil des Prud’hommes") or to any court having jurisdiction thereof on the date the dispute is filed.

12.5	This employment contract is drawn up in two original copies.

Executed in Louveciennes On January 10, 2003,

On behalf of Seaquist Perfect Dispensing SAS

/s/ François Boutan

François Boutan Président

(«Read and Approved»)

/s/ Jacques Blanie

Jacques Blanie